Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE)
NAMES HUGH M. DURDEN CHAIRMAN

Peter S. Rummell Named CEO of Nicklaus Companies

Jacksonville, Florida – (August 11, 2008) – The St. Joe Company (NYSE: JOE) today announced the selection of Hugh M. Durden as chairman of its board of directors.  He replaces Peter S. Rummell, who is departing JOE to become CEO of the Nicklaus Companies LLC, the privately held global company founded by golf legend Jack Nicklaus, engaged in golf course design, licensing and real estate development. Rummell will also be CEO of the NicklausMilstein Fund.

“I join the rest of the board of directors in extending our sincere thanks and congratulations to Peter as he takes on his new global role,” said Durden, who has served as a member of JOE’s board since 2000 and its lead director since 2003.  “Peter’s legacy with JOE in Northwest Florida provides a solid foundation for growth and change in the region for generations to come. I look forward to working with Britt Greene, JOE’s CEO, and a very talented JOE team as they continue to build on JOE’s role as a premier regional place maker with some of the most important real estate assets in Florida. JOE’s Florida is being positioned and enhanced for the return of the market that will provide shareholders with significant value creation opportunities.”

About JOE

The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.

More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007, and our Quarterly Reports on Form 10-Q.

© 2008, The St. Joe Company, “St. Joe,” “JOE,” and the “Taking Flight” design are service marks of The St. Joe Company.